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                                                                    Exhibit 23.1






                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Registration Statement of Comerica Incorporated on Form S-4 of our report dated January 25, 2000, relating to the consolidated balance sheet of Imperial Bancorp and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of Imperial Bancorp and to the reference to our firm under the heading "Experts" in the Registration Statement.



                                                     /s/ KPMG LLP

Los Angeles, California
December 14, 2000